Exhibit 99.1

For Release

CONTACTS:

Lynn Schroeder	Kristyn Hutzell
Investor Relations	The Global Consulting Group
831-427-7399	925-946-9432
lynnsc@tarantella.com	kristyn.hutzell@hfgcg.com

Tarantella, Inc. Provides Financial Status Update

Santa Cruz, CA (September 8, 2003) – Tarantella, Inc. (Nasdaq: TTLA currently trading as Nasdaq: TTLAE) announced today that the Company is expanding the analysis and review of the Company’s revenue recognition practices announced on August 19, 2003. In that announcement, the Company said that it was deferring the release of its third quarter 2003 financial results pending the review of certain transactions from earlier quarters in fiscal year 2003. The Audit Committee has directed that the inquiry be expanded to include fiscal year 2002.

At present, the Company anticipates that the analysis and review will lead to the restatement of revenues from the first and second quarters of fiscal year 2003 into subsequent periods and may lead to the restatement of earlier periods as well. The Company will provide supplemental information in the event that other accounting adjustments are deemed necessary.

The Company will announce the results of its inquiry and any impact on the full fiscal year 2002 as well as the impact on the first three quarters of 2003 as soon as the results of the inquiry and the Company’s analysis are completed. The Company will make further announcements on the timing of the release of this financial information when more details are available.

The Company also announced today that for the duration of the Audit Committee’s review, the Board of Directors has asked Alok Mohan, the Chairman of the Board, to return to management as acting Chief Financial Officer. In the interim, Randall Bresee, Tarantella’s current Chief Financial Officer and Senior Vice President of Operations, is stepping aside as Chief Financial Officer but will continue to serve as Senior Vice President of Operations. Bresee said, “We continue to fully cooperate with this review process and I look forward to the completion of a full review in order to resolve all issues in an effective, efficient and thorough manner.”

For Tarantella Investors

This press release contains forward-looking statements about Tarantella’s anticipated financial results, including risks and uncertainties relating to the Company’s expectations regarding quarterly earnings for fiscal year 2003 and year-end results for 2002. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially. The Company may determine that further accounting adjustments should be made for the transactions currently being evaluated. The Company may review additional transactions that occurred during fiscal year 2002 and 2003 and may determine that further accounting adjustments should be made. During the audit process, it may be determined that further adjustments should be made. If further accounting adjustments are made, they may materially increase the amount of the adjustments that the Company currently believes it will record for fiscal year 2003 and might require a restatement of fiscal year 2002. In addition, the Company cannot at this time guarantee any deadline with respect to the filing of the Company’s third quarter 2003 results. Another risk that can materially impact the Company is the current NASDAQ Qualifications Hearing and the Listing Qualifications Panel’s determination of the adequacy of the Company’s compliance plan. Other risks and uncertainties are described in more detail in the Company’s filings with the Securities and Exchange Commission.

About Tarantella

Tarantella is a leading provider of secure, application access and management software that enables organizations to access and manage information, data and applications across all platforms, networks and devices. Tarantella bridges the gaps between vendors, ensuring that customers have complete access to business-critical information. Using Tarantella’s software, customers realize the benefits of secure corporate data, maximizing return on existing IT assets and improved productivity. The company markets its products through key industry partnerships and a worldwide network of consultants and resellers. Tarantella is headquartered in Santa Cruz, Calif. For more information, please visit the Tarantella web site at http://www.tarantella.com.

Tarantella, Tarantella Enterprise 3, Canaveral iQ, New Moon Systems and the Tarantella logo are trademarks or registered trademarks of Tarantella, Inc., in the USA and other countries. All other brand and product names are or may be trademarks of, and are used to identify products or services of their respective owners.

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